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Flagship Fitness, Inc.

Invest $99.20 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc.

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Introducing Flagship Fitness, Inc.

Flagship Fitness Inc., together with its subsidiaries, plan to design, build, and operate sports and athletic activities, professional fitness services, family recreational activities, and spa centers for organizations, communities, and individuals. The company plans to offer programs in various areas, such as group fitness, yoga, swimming, running, racquetball,pilates, martial arts, kids activities and camps, adult activities and leagues, youth club for ages 4 -12, cycling club, basketball, personal training, and weight loss and nutrition initiatives services, as well as "Flagship SPA" full service spa, and "eventually tennis and chiropractic services in future and bigger centers." Its plans also include the operation of Flagship Cafe that will provide organic, preservative, and cage-free healthy and all-natural food products, as well as nutritional products and supplements, third-party nutritional products, exercise accessories, and personal care products; We plan to create Flagship Clinic, which will offer chiropractic services for soft tissue and joint treatment; and Child Centers that provide on-site child centers for children from 3 months to 11 years of age (free to members up to 2 hours). The company also plans to produce athletic events, including running, cycling events from entry-level to ultra-endurance; and will offer health programs and assessments services.

Flagship Fitness, Inc. shall be a privately held, comprehensive family wellness, health, and lifestyle company that will offer a personalized and scientific approach to long-term health and wellness through its first center and eventually portfolio of distinctive resort-like destinations, athletic events and health services. We anticipate that Flagship Fitness will be known as the "Family wellness and fitness resort Company," and will help members achieve their goals with the support of a team of dedicated professionals and an array of proprietary health assessments.

Learn more about Flagship Fitness, Inc. at Flagshipfitness.com.

Be a Part of Flagship Fitness, Inc.

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Flagship Fitness, Inc.. Up to $1,070,000.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by April 30, 2019 at 12:00pm ET. If the total doesn't reach its *target*, then your money will be refunded. Flagship Fitness, Inc. may issue additional securities to raise up to $1,700,000, the offering's *maximum*.

$500 raised

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

17,656,250 shares × $0.64 per share
= $11,300,000 implied valuation

Financials

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

Flagship Fitness, Inc.'s SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this side-by-side offering with investors.

- Form C on February 1, 2019

Ask Flagship Fitness, Inc. a Question

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Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Netcapital Systems, LLC (Netcapital), which is neither a funding portal nor a broker-dealer, runs this web site. Sections of the web site are used by Netcapital Funding Portal, Inc. to conduct all 4(a)(6) offerings as a funding portal registered with the United States Securities and Exchange Commission (SEC) and as a member of the Financial Industry Regulatory Authority (FINRA). Sections of the web site are used by Livingston Securities, LLC to conduct all 506(c) offerings as a broker-dealer registered with the SEC and as a member of FINRA. None of these companies provide investment advice or make investment recommendations; nothing we post to this web site should be construed as such. Use of this web site constitutes acceptance of Netcapital's Terms of Service.

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